Exhibit 21


                            Subsidiary of Registrant


                        Avesis of Washington, D.C., Inc.

                  State of Incorporation: District of Columbia
       Name under which business is done: Avesis of Washington, D.C., Inc.



                         Avesis Reinsurance Incorporated

                         State of Incorporation: Arizona
       Name under which business is done: Avesis Reinsurance Incorporated



                     Avesis Third Party Administrators, Inc.

                         State of Incorporation: Arizona
   Name under which business is done: Avesis Third Party Administrators, Inc.



                            Avesis of New York, Inc.

                        State of Incorporation: New York
           Name under which business is done: Avesis of New York, Inc.



                               AbsoluteCare, Inc.

                        State of Incorporation: Delaware
              Name under which business is done: AbsoluteCare, Inc.